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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                             PENGROWTH ENERGY TRUST
             (Exact name of registrant as specified in its charter)

       ALBERTA, CANADA                                          N/A
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(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

SUITE 2900, 240 - 4TH AVE S.W.
CALGARY, ALBERTA, CANADA                                     T2P 4H4
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(Address of principal executive offices)                    (Zip Code)

If this form relates to the registration of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. |X|

If this form relates to the registration of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. |_|

Securities Act registration file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(b) of the Act:


       TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH
        TO BE REGISTERED                    EACH CLASS IS TO BE REGISTERED
        ----------------                    ------------------------------
           Trust Units                         New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:  None


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                INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        This registration statement relates to the registration, with the U.S. Securities and Exchange Commission (the "Commission"), of trust units without nominal or par value (the "Trust Units") of Pengrowth Energy Trust (the "Trust" or the "Registrant"), an oil and gas royalty trust created under the laws of the Province of Alberta. This registration statement is filed with the Commission in connection with the listing of the Trust Units on the New York Stock Exchange, Inc. (the "NYSE"). The Registrant expects trading of its Trust Units to begin on the facilities of the NYSE on July 28, 2006.

        Pursuant to the Trust's Amended and Restated Trust Indenture among Pengrowth Corporation (the "Corporation") and Computershare Trust Company of Canada (the "Trustee"), dated July 27, 2004 and amended on June 27, 2006 and July 27, 2006 (the "Trust Indenture"), the form of which is attached hereto as
Exhibit 3.1, a maximum of 500,000,000 Trust Units and Class A Trust Units of the Trust ("Class A Units"), in the aggregate, may be created and issued. After giving effect to the reorganization of the Trust's unit structure on July 27, 2006 (the "Reorganization"), it is anticipated there will be 160,713,874 Trust Units and 222,095 Class A Units issued and outstanding. Each Trust Unit and each Class A Unit represents a fractional undivided interest in the Trust.

        The key features of the Trust Units and the Class A Units, as they will be constituted after giving effect to the Reorganization, are as follows:

TRUST UNITS
-----------
    - have voting rights at meetings of unitholders of the Trust on the basis of one vote for each Trust Unit held in respect of all matters upon which the Trust Indenture requires a unitholder vote;
    -    are not subject to any residency restrictions;
    -    trade  on the  facilities  of both the  NYSE  and the  Toronto  Stock
         Exchange;
    -    are redeemable on demand by the holder thereof; and
    - have identical rights to voting, distributions and assets of the Trust upon the winding-up of the Trust as the Class A Units.

CLASS A UNITS
-------------
    -    have voting rights identical to the Trust Units;
    - may only be held by individuals, corporations or other entities that are not "non-residents" of Canada as that term is defined in the INCOME TAX ACT (Canada) (the "Tax Act");
    -    may be converted into Trust Units on demand by the holder thereof;
    - are not traded on the facilities of any stock exchange and are not transferable;
    -    are redeemable on demand by the holder thereof;  and
    - have identical rights to voting, distributions and assets of the Trust upon the winding-up of the Trust as the Trust Units.


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


        The Trust Units and the Class A Units are redeemable by the Trustee at the request of a holder of Trust Units or Class A Units, as the case may be, when properly endorsed for transfer and when accompanied by a duly completed and properly executed notice requesting redemption at a redemption price equal to the lesser of: (i) 95 percent of the average closing price of the Trust Units on the ten days after the Trust Units or Class A Units are surrendered for redemption; and (ii) the closing price of the Trust Units on the date the Trust Units or Class A Units are surrendered for redemption. The redemption right permits holders of Trust Units or Class A Units, in the aggregate, to redeem Trust Units or Class A Units for maximum proceeds of $25,000 in any calendar month, provided that such limitation may be waived at the discretion of the board of directors of the Corporation. Redemptions in excess of the cash limit must be satisfied by way of a distribution in specie of a pro rata share of royalty units and other assets, excluding facilities, pipelines or other assets associated with oil and natural gas production, which are held by the Trust at the time the Trust Units or Class A Shares are to be redeemed. There are no other conversion, redemption or preemption rights attached to the Trust Units. The Trust does not have a sinking fund or any "poison" pill or similar provision.

        On behalf of the Trust, the Trustee makes monthly distributions of all income received by the Trustee in respect of the Trust to the holders of Trust Units and Class A Units in accordance with the pro rata share of each such holder.

        In addition to the Trust Units and the Class A Units, the Trust may issue the special voting trust unit, which entitles the holder thereof to a number of votes equal to the number of outstanding exchangeable shares of the Corporation at any meeting of the unitholders of the Trust. The special voting trust unit is not entitled to receive distributions from the Trust. The special voting trust unit is intended to provide voting rights to the holders of exchangeable shares of the Corporation equivalent to the voting rights attached to the Trust Units. As of the date hereof, the special voting trust unit has not been issued and there are no outstanding exchangeable shares of the Corporation.

        The Trust Indenture, among other things, provides for the establishment of the Trust, the issue of Trust Units and Class A Units, the permitted investments of the Trust, the procedures respecting distributions to holders of Trust Units and Class A Units, the appointment and removal of the Trustee, the Trustee's authority and restrictions thereon, the calling of meetings of holders of Trust Units and Class A Units, the conduct of business at such meetings, notice provisions, the form of Trust Unit certificate and Class A Unit certificate and the termination of the Trust.

        The Trust Indenture may be amended from time to time. Most amendments to the Trust Indenture, including the early termination of the Trust and the sale or transfer of the property of the Trust as an entirety or substantially as an entirety, require approval by an extraordinary resolution of the holders of Trust Units and Class A Units. An extraordinary resolution of such holders requires the approval of not less than 66 2/3 percent of the votes cast by the holders of Trust Units and Class A Units, voting together as a class, at a meeting of such holders held in accordance with the Trust Indenture at which two or more holders of at least five percent of the aggregate number of Trust Units and Class A Units then outstanding are represented. The Trustee is permitted to amend the Trust Indenture without the consent or approval of the holders of Trust Units and Class A Units for certain purposes, including: (i) ensuring that the Trust complies with applicable laws or government requirements, including satisfaction of certain provisions of the Tax Act;


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(ii)  ensuring  that  the  Trust  will  satisfy  the  provisions  of  each  of subsections 108(2) and 132(6) of the Tax Act; (iii) ensuring that additional protection is provided for the interests of holders of Trust Units and Class A Units as the Trustee may consider expedient; (iv) removing any conflicts or
inconsistencies   between  the  provisions  of  the  Trust  Indenture  or  any supplemental indenture and any prospectus filed with any regulatory or governmental body with respect to the Trust, or any applicable law or regulation of any jurisdiction, if, in the opinion of the Trustee, such an amendment will not be detrimental to the interests of the holders of Trust Units or Class A Units; and (v) making typographical or other non-substantive changes that are not adverse to the interests of the Trustee or the holders of Trust Units or Class A Units. Notwithstanding the foregoing, no such amendment shall reduce the fractional undivided interest in the Trust represented by any Trust Unit or Class A Unit without the consent of the holder of such Trust Unit or Class A Unit, as the case may be, and no amendment shall reduce the percentage of votes required to be cast at a meeting of the holders of Trust Units or Class A Units without the consent of the holders of such Trust Units or Class A Units, as applicable, then outstanding.

        Unitholders shall be entitled to pass resolutions that will bind the Trustee only with respect to: (i) the removal or appointment of the Trustee;
(ii) the approval of a change of auditors; (iii) the appointment of an inspector to investigate the performance of the Trustee; (iv) consenting to any amendments of the Trust Indenture; (v) the approval of subdivisions or consolidations of Trust Units or Class A Units; (vi) the approval of any resolution of the Trustee to terminate the Trust; (vii) the sale of the property of the Trust as an entirety or substantially as an entirety; (viii) authorizing and directing the Trustee to commence, defend, adjust or settle suits or legal proceedings in connection with the Trust and to represent the Trust in any such suits or legal proceedings (provided that the Trustee shall be obliged to comply with such authority and requirements only in the event that the Trustee has been provided with reasonable security for the payment of all costs which may be incurred in connection therewith); and (ix) authorizing and directing the Trustee to subordinate its rights to receive Royalty Income (as it is defined in the Trust Indenture) and all other sums and to distribute Distributable Cash (as it is defined in the Trust Indenture) in circumstances where a default by the Corporation has occurred in respect of any of its obligations to pay any of the Corporation's lenders, including a default in connection with any credit facility or in connection with any swap or hedging agreement, or to guarantee all or any of the obligations, liabilities or indebtedness of the Corporation to all or any of the Corporation's lenders, including without limitation in respect of all or any of the obligations, liabilities and indebtedness of the Corporation to any or all of such lenders under, pursuant or relating to any credit facility, swap or hedging agreement or otherwise, or to any other person or persons.

        Except with respect to the above matters set out above no action taken by the unitholders or resolution of the unitholders at any meeting shall in any way bind the Trustee. Actions taken or resolutions passed in respect of matters described in subsection (i), (iv), (v), (vi), (vii), (viii) and (ix) shall be by Extraordinary Resolution.


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Item 2.  Exhibits.

        The following exhibits have been filed as exhibits to the Registration Statement, and are hereby incorporated by reference.

EXHIBIT
NUMBER       DESCRIPTION
-------      -------------------------------------------------------
 3.1         Form of Amended and Restated Trust Indenture

 4.1         Form of Trust Unit Certificate.





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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  July 25, 2006


PENGROWTH ENERGY TRUST


By: /s/ Charles Selby
    ------------------------
    Name:  Charles Selby
    Title: Vice President and Corporate Secretary
           Pengrowth Corporation
           Administrator of Pengrowth Energy Trust





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                               INDEX TO EXHIBITS
                               -----------------



EXHIBIT
NUMBER       DESCRIPTION
-------      -------------------------------------------------------
 3.1         Form of Amended and Restated Trust Indenture

 4.1         Form of Trust Unit Certificate.





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